Exhibit 99.1

JBGL

CONDENSED COMBINED AND CONSOLIDATED BALANCE SHEETS
September 30, 2014 and December 31, 2013
(unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$7,445,093	$16,683,424
Restricted cash	1,987,083	1,383,255
Accounts receivable, net	80,881	445,192
Inventory:
Completed home inventory and residential lots held for sale	42,772,505	33,949,707
Work in process	155,214,625	140,325,098
Undeveloped land	58,446,710	54,502,157
Land not owned under option agreements	3,547,383	—
Investment in direct financing leases	5,929,886	8,349,296
Property and equipment, net	1,667,182	864,860
Notes receivable, net	—	7,556,070
Earnest money deposits	7,183,029	3,292,006
Other assets	1,592,511	1,056,633
Total assets	$285,866,888	$268,407,698
LIABILITIES AND MEMBERS’ EQUITY
Accounts payable	$14,073,540	$8,653,237
Accrued expenses	10,220,202	6,359,013
Customer and builder deposits	11,396,953	10,773,290
Obligations related to land not owned under option agreements	3,547,383	—
Borrowings on lines of credit	25,343,885	17,208,035
Notes payable	12,351,500	26,595,229
Total liabilities	76,933,463	69,588,804
Commitments and contingencies (Note 4)
Members’ equity
Controlling interests	201,781,113	189,110,456
Non-controlling interests	7,152,312	9,708,438
Total members’ equity	208,933,425	198,818,894
Total liabilities and members’ equity	$285,866,888	$268,407,698

The accompanying notes are an integral part of these condensed combined and consolidated financial statements.

1

JBGL

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF INCOME
For the Three Months and Nine Months Ended September 30, 2014 and 2013
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Sale of residential units	$39,900,428	$60,797,401	$144,585,516	$125,756,100
Cost of residential units	(27,231,839)	(41,507,691)	(105,843,593)	(90,908,886)
Gross profit on sale of residential units	12,668,589	19,289,710	38,741,923	34,847,214
Sale of land and lots	$9,775,175	6,358,258	$33,942,433	$20,870,651
Cost of land and lots	(7,420,269)	(4,801,120)	(25,329,341)	(13,381,238)
Gross profit on sale of land and lots	2,354,906	1,557,138	8,613,092	7,489,413
Salary expense	(3,630,524)	(2,850,919)	(9,608,228)	(6,655,753)
Management fees expense – related party	(390,000)	(222,893)	(1,159,688)	(645,899)
Selling, general and administrative expense	(4,639,067)	(2,325,139)	(9,412,044)	(4,503,376)
Interest expense	(307,730)	(112,194)	(1,015,561)	(313,378)
Depreciation expense	(168,395)	(55,735)	(414,540)	(139,127)
Interest and fees income	43,542	199,187	295,124	1,302,307
Interest on direct financing leases income	139,297	256,142	567,835	831,632
Profit participation on notes receivable	—	126,696	—	511,044
Other (expense) income, net	(7,499)	(1,068,224)	472,655	397,122
	(8,960,376)	(6,053,079)	(20,274,447)	(9,215,428)
Net Income before taxes	6,063,119	14,793,769	27,080,568	33,121,199
State tax expense	—	450,197	337,790	659,697
Net income	6,063,119	14,343,572	26,742,778	32,461,502
Less: net income attributable to non-controlling interests	2,368,913	4,830,672	8,290,366	9,302,364
Net income attributable to controlling interests	$3,694,206	$9,512,900	$18,452,412	$23,159,138
PRO FORMA INFORMATION (UNAUDITED):
Net income attributable to controlling interest	$3,694,206		$18,452,412
Pro forma provision for income taxes	(1,477,682)		(7,380,965)
Pro forma net income attributable to controlling interest	$2,216,524		$11,071,447

The accompanying notes are an integral part of these condensed combined and consolidated financial statements.

2

JBGL

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CHANGES IN
MEMBERS’ EQUITY
For the Nine Months Ended September 30, 2014 and 2013
(unaudited)

	Controlling Interests		Non-controlling
	Builder Finance	Capital	Interests	Total Members' Equity
Members’ equity January 1, 2013	$57,778,924	$61,516,586	$2,392,370	$121,687,880
Contributions	18,750,011	—	1,719,983	20,469,994
Distributions	(12,726,574)	(1,283,056)	(5,335,980)	(19,345,610)
Net income	15,958,615	7,200,523	9,302,364	32,461,502
Members’ equity September 30, 2013	$79,760,976	$67,434,053	$8,078,737	$155,273,766

Members’ equity January 1, 2014	$113,757,512	$75,352,944	$9,708,438	$198,818,894
Contributions	—	—	592,488	592,488
Distributions	(2,689,370)	(3,092,385)	(11,438,980)	(17,220,735)
Net income	12,472,801	5,979,611	8,290,366	26,742,778
Members’ equity September 30, 2014	$123,540,943	$78,240,170	$7,152,312	$208,933,425

The accompanying notes are an integral part of these condensed combined and consolidated financial statements.

3

JBGL

CONDENSED COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2014 and 2013
(unaudited)

	September 30, 2014	September 30, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,742,778	$32,461,502
Adjustment to reconcile net income to net cash provided by (used in) operating activities:
Depreciation expense	414,540	139,127
(Increase) decrease in:
Restricted cash	(603,828)	(1,013,825)
Accounts receivable, net	364,311	(178,466)
Inventory	(27,656,878)	(32,579,599)
Earnest money deposits	(3,891,023)	(4,898,403)
Other assets	(535,879)	(1,399,622)
Increase (decrease) in:
Accounts payable	5,420,303	(1,107,149)
Accrued expenses	3,861,189	1,193,303
Customer and builder deposits	623,663	2,738,296
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	4,739,176	(4,644,836)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of direct financing leases	2,419,410	2,734,980
Issuance of notes receivable	(1,904,882)	(9,299,114)
Repayments of notes receivable	9,460,952	19,429,759
Acquisition of property and equipment	(1,216,860)	(609,594)
NET CASH PROVIDED BY INVESTING ACTIVITIES	8,758,620	12,256,031
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from line of credit	9,500,000	19,000,000
Proceeds from notes payable	5,740,700	7,684,645
Repayments of line of credit	(1,364,151)	(20,592,062)
Repayments of notes payable	(19,984,429)	(5,950,694)
Contributions from controlling interests members	—	18,750,011
Contributions from non-controlling interests members	592,488	1,719,983
Distributions to controlling interests members	(5,781,755)	(14,009,630)
Distributions to non-controlling interests members	(11,438,980)	(5,335,980)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(22,736,127)	1,266,273
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(9,238,331)	8,877,468
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	16,683,424	7,164,397
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$7,445,093	$16,041,865
Cash paid for:
Interest	$1,053,031	$323,078
State income taxes	$383,119	$631,739

The accompanying notes are an integral part of these condensed combined and consolidated financial statements.

4

JBGL

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(unaudited)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The condensed combined and consolidated financial statements of JBGL consist of JBGL Builder Finance LLC and its consolidated subsidiaries and affiliated companies (collectively “Builder Finance”), and JBGL Capital Companies (“Capital”), a combined group of commonly managed limited liability companies and partnerships (collectively with Builder Finance the “Company”). The operations of the aforementioned affiliated and limited liability companies have been consolidated into those of the combined Company. The Company is a real estate operator involved in the purchase and development of land for residential use, construction lending and home building operations. The Company is engaged in all aspects of the homebuilding process, including land acquisition and development, entitlements, design, construction, marketing and sales of various residential projects in master planned communities, primarily in the high-growth metropolitan areas of Dallas and Fort Worth, Texas and Atlanta, Georgia.

On June 10, 2014 the Company entered into a definitive transaction agreement with Green Brick Partners, Inc. (“Green Brick”, which was formerly known as BioFuel Energy Corp.), which provides that, subject to certain terms and conditions, Green Brick will acquire the Company for $275 million, payable in cash and shares of Green Brick’s common stock (the “Transaction”). The Transaction was completed on October 27, 2014. Pursuant to the terms of the Transaction, the $275 million purchase price was paid approximately $191.8 million in cash and the remainder in 11,108,500 shares of Green Brick’s common stock valued at approximately $7.49 per share.

Basis of Presentation

The unaudited condensed combined and consolidated financial statements, presented in U.S. dollars, are prepared in accordance with accounting principles generally accepted in the United States of America, but do not include all of the information and footnotes required for complete financial statements. In the Company’s opinion, these interim unaudited condensed combined and consolidated financial statements include all adjustments of a normal recurring nature necessary for a fair statement of the Company’s combined and consolidated financial position at September 30, 2014 and December 31, 2013, combined and consolidated results of operations for the three months and nine months ended September 30, 2014 and 2013, combined and consolidated members’ equity for the nine months ended September 30, 2014 and 2013 and combined and consolidated cash flows for the nine months ended September 30, 2014 and 2013.

Reclassifications

Certain reclassifications have been made in the combined and consolidated results of operations to conform the prior year amounts to the current year presentation.

Combination and Consolidation Policy

The condensed combined and consolidated financial statements include the operations of Builder Finance and Capital. All intercompany balances and transactions have been eliminated in consolidation and combination. Investments in which the Company directly or indirectly has an interest of more than 50 percent and or is able to exercise control over the operations have been fully consolidated and non-controlling interests are stated separately in the condensed combined and consolidated financial statements as required under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidations.

Use of Estimates

The preparation of the condensed combined and consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the condensed combined and consolidated financial statements and accompanying notes, including the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined and consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end and the results for the interim periods shown in this report are not necessarily indicative of results to be expected for the full year due in part to financial market conditions, inventory supply and demand, market competition and interruptions of business processes. These interim unaudited condensed combined and consolidated financial statements should be read in conjunction with the Company’s audited combined and consolidated financial statements and notes thereto for the years ended December 31, 2013, 2012 and 2011 included in the Definitive Proxy Statement (as defined in the Current Report on Form 8-K of which this is a part).

Unaudited pro forma income taxes

In connection with the Transaction, controlling interests in the Company will be treated as a taxable C corporation and thus will be subject to federal and state income taxes. Accordingly, a pro forma income tax provision has been disclosed as if the Company was a taxable corporation for the three months and nine months ended September 30, 2014. The Company has computed pro forma tax expense using a 40% blended corporate level federal and state tax rate. As the non-controlling interest will continue to be subject to “pass-through” taxation after the aforementioned transaction, the non-controlling interest has been excluded.

5

JBGL

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(unaudited)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Inventory

Inventory consists primarily of land in the process of development, developed lots, model homes, completed homes, and raw land scheduled for development, primarily in Texas and Georgia. Inventory is valued at cost unless the carrying value is determined to be not recoverable in which case the affected inventory is written down to fair value. Cost includes any related pre-acquisition costs that are directly identifiable with a specific property so long as those pre-acquisition costs are recoverable at the sale of the property.

Residential lots held for sale and lots held for development include the initial cost of acquiring the land as well as certain costs capitalized related to developing the land into individual residential lots including interest, real estate taxes and direct and indirect overhead costs.

Land, development and other project costs, including property taxes incurred during development and home construction, are capitalized. Land development and other common costs that benefit an entire community are allocated to individual lots or homes based on relative sales value. The costs of lots are transferred to homes in progress when home construction begins. Home construction costs and related carrying charges (principally interest and property taxes) are allocated to the cost of individual homes using the specific identification method.

Inventory costs for completed homes are expensed as cost of sales as homes are sold. Changes to estimated total development costs subsequent to initial home closings in a community are generally allocated to the unsold homes in the community on a pro-rata basis. The life cycle of a community generally ranges from two to five years, commencing with the acquisition of land, continuing through the land development phase, and concluding with the construction, sale, and delivery of homes. The Company’s inventory currently includes two larger communities with life cycles that may range 6 years or more.

Impairment of Inventory

The Company evaluates its residential units, land and lots for indicators of impairment by individual community and at the lot level during each reporting period. The Company examines indicators of impairment which involves projecting future lot sales based on executed contracts and comparing these revenues to projected costs, reviewing sales data for changes to gross margins, sales prices and sales rates and estimating future undiscounted cash flows. If the undiscounted cash flows are more than an assets carrying value, no impairment adjustment is required. Fair value is determined based on estimated future cash flows discounted for inherent risks associated with real estate assets. These discounted cash flows are impacted by the expected risk based on estimated land development activities, construction and delivery timelines; market risk of price erosion; uncertainty of development or construction cost increases. However, if the undiscounted cash flows are less than an assets carrying value, the asset is deemed impaired and will be written down to fair value. For the nine months ended September 30, 2014 and 2013, the Company has not identified any indicators of impairment or changes in circumstances that may indicate that the carrying amount of an asset may be impaired.

Earnest Money Deposits

The Company accounts for variable interest entities in accordance with ASC Topic 810, Consolidation (“ASC 810”). Under ASC 810, an entity is a variable interest entity (“VIE”) when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights.

If an entity is deemed to be a VIE pursuant to ASC 810, an enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE. In accordance with ASC 810, the Company performs ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE.

6

JBGL

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(unaudited)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

In the ordinary course of business, the Company enters into land option agreements in order to procure land for the construction of homes in the future. Pursuant to these land option agreements, the Company generally provides a deposit to the seller as consideration for the right to purchase land at different times in the future, usually at predetermined prices. Such contracts enable the Company to defer acquiring portions of properties owned by third parties or unconsolidated entities until the Company has determined whether and when to exercise its option, which reduces the Company’s financial risks associated with long-term land holdings. Option deposits and pre-acquisition costs (such as environmental testing, surveys, engineering, and entitlement costs) are capitalized if the costs are directly identifiable with the land under option and acquisition of the property is probable. Such costs are reflected in other assets and are reclassified to inventory upon taking title to the land. The Company writes off deposits and pre-acquisition costs when it becomes probable that the Company will not go forward with the project or recover the capitalized costs. Such decisions take into consideration changes in local market conditions, the timing of required land takedowns, the availability and best use of necessary incremental capital, and other factors. As of September 30, 2014, the Company had land option agreements with potential purchase payments through 2017.

Under ASC 810, a non-refundable deposit paid to an entity is deemed to be a variable interest that will absorb some or all of the entity’s expected losses if they occur and, as such, the Company’s land option agreements are considered variable interests. The Company’s land options agreement deposits along with any related pre-acquisition costs generally represent the Company’s maximum exposure to the land seller if the Company elects not to purchase the optioned property. Therefore, whenever the Company enters into a land option or purchase contract with an entity and makes a non-refundable deposit, a VIE may have been created. However, the Company generally has little control or influence over the operations of these VIEs due to the Company’s lack of an equity interest in them. Additionally, creditors of the VIE typically have no recourse against the Company, and the Company does not provide financial or other support to these VIEs other than as stipulated in the land option agreements. In accordance with ASC 810, the Company performs ongoing reassessments of whether the Company is the primary beneficiary of a VIE. As a result of the foregoing, the Company was not required to consolidate any VIE as of September 30, 2014.

Sales with Option to Repurchase

The Company sold land and then entered into a land option contract to repurchase the land from the buyer. Our utilization of land option contracts is dependent on, among other things, the availability of land sellers willing to enter into these arrangements, the availability of capital to finance the development of optioned lots, general housing market conditions, and local market dynamics. Options may be more difficult to procure from land sellers in strong housing markets and are more prevalent in certain geographic regions. For accounting purposes in accordance with ASC 360-20-40-38, Property, Plant, and Equipment, these transactions are considered a financing rather than a sale. As a result, we recorded $3.5 million and $0.0 million at September 30, 2014 and December 31, 2013, respectively, to land not owned under option agreements with a corresponding increase to obligations related to land not owned under option agreements on the condensed combined and consolidated balance sheets.

Notes Receivable

Notes receivable are stated at principal balances, net of deferred fees. Interest is recognized over the term of the note and is calculated on principal amounts outstanding, including accrued interest which is typically added to the principal balances monthly. Origination fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related notes using a method that approximates the interest method. For acquired notes, if, at acquisition, the Company could not reasonably estimate cash flows from such notes or, if subsequent to acquisition, such cash flows could not be estimated, such notes would be accounted for on a non-accrual basis. For non-accrual notes, interest income is subsequently recognized on a cash basis as long as the remaining book balance of the asset is deemed to be collectible. If collectability is questionable, then cash payments are applied to principal. Some notes have specific profit participation features. Upon payoff of certain notes resulting from closing of real estate projects, the Company may recognize revenue from these special participation features which is included within profit participation on notes receivable within the condensed combined and consolidated statements of income.

Allowance for Losses on Notes Receivable

The Company evaluates the need for an allowance for notes receivable losses on a regular basis by reviewing the collectability of the notes in light of historical experience, the nature and volume of the note portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

While borrowers may not have the ability to repay the notes by any means other than the sale of the underlying collateral, the Company believes the borrowers will be able to sell the properties in the normal course of business at prices well in excess of the note balances. In addition, if the borrowers are unable to fulfill their commitments under the note contracts, the Company believes the collateral can be foreclosed and sold at prices that will preclude any losses to the Company.

7

JBGL

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(unaudited)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Income Taxes

Under existing provisions of the Internal Revenue Code, the income or loss of a limited liability company or a limited partnership is recognized by the individual members for federal income tax purposes. Accordingly, no provision for federal income tax has been provided for in the combined and consolidated financial statements.

With the exception of Texas, the states that the Company operates in follow the federal “pass-through” taxation treatment. However, due to the Company’s presence in Texas, the Company is subject to Texas margin tax.

The Company has adopted the provisions of FASB ASC 740, Accounting for Uncertainty in Income Taxes. The guidance requires the assessment of tax positions taken or expected to be taken in the tax returns and to determine whether the tax positions are “more-likely-than-not” of being sustained upon examination by the applicable taxing authority. Tax positions deemed to meet the more-likely-than-not criteria would be recorded as a tax benefit or expense in the current year. We are required to assess open tax years, as defined by the statute of limitations, for all major jurisdictions, including federal and certain states. Open tax years are those that are open for examination by taxing authorities. We have no examinations in progress. All tax positions taken related to the Company, for which the statute of limitations remained open have been reviewed, and the Company is of the opinion that material positions taken by the Company would more likely than not be sustained upon examination. Accordingly, the Company has not recorded an income tax liability for uncertain tax positions. The Company files state franchise tax returns, which remain open for examination for the previous five year period.

Revenue Recognition

Revenue from sales of residential units, land and lots are not recognized until a sale is deemed to be consummated. Consummation is defined as a) when the parties are bound by the terms of a contract, b) all net consideration has been exchanged, c) any permanent financing for which the seller is responsible has been arranged d) continuing investment is adequate to demonstrate a commitment to pay for the home and e) all conditions precedent to closing have been performed. Generally, consummation does not happen until a sale has closed. When the earnings process is complete and a sale has closed, income is recognized under the full accrual method which allows full recognition of the gain on the sale at the time of closing.

Fair Value Measurements

The Company has adopted and implemented the provisions of FASB ASC 820-10, Fair Value Measurements , with respect to fair value measurements of (a) all elected financial assets and liabilities and (b) any nonfinancial assets and liabilities that are recognized or disclosed in the combined and consolidated financial statements at fair value on a recurring basis (at least annually). Under FASB ASC 820-10, fair value is defined as an exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. These provisions establish a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of input are defined as follows:

Level 1 —	unadjusted quoted prices for identical assets or liabilities in active markets accessible by the Company;

Level 2 —	inputs that are observable in the marketplace other than those classified as Level 1; and

Level 3 —	inputs that are unobservable in the marketplace and significant to the valuation.

Entities are encouraged to maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation.

The Company’s valuation methods may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

At September 30, 2014 and December 31, 2013 there were no assets or liabilities carried at fair value.

8

JBGL

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(unaudited)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – (continued)

Fair Value of Financial Instruments

The Company’s financial instruments, none of which are held for trading purposes, include cash and cash equivalents, restricted cash, accounts receivable, notes receivable, investment in direct financing leases, earnest money deposits, other assets, accounts payable, accrued liabilities, customer and builder deposits, borrowings on lines of credit and notes payable. The Company estimates that due to the short term nature of underlying instruments or the proximity of the underlying transaction to the applicable reporting date, that the fair value of all financial instruments does not differ materially from the aggregate carrying values recorded in the combined and consolidated financial statements at September 30, 2014 and December 31, 2013. Per the fair value hierarchy, level 1 financial instruments include: cash and cash equivalents, restricted cash, earnest money deposits, and customer and builder deposits. All other instruments are deemed to be level 3.

Recently Issued Accounting Standards

From time to time, new accounting pronouncements are issued by standards setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, our management believes that the impact of recently issued standards that are not yet effective will not have a material impact on our consolidated financial statements upon adoption.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which implements a five step process of how an entity should recognize revenue in order to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective at the beginning of fiscal year 2017, and early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are currently evaluating the impact that the adoption will have on our consolidated financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting

Segment Information

The Company’s operations are organized into two reportable segments: builder operations and land development. Builder operations consist of two operating segments: Texas and Georgia. In accordance with ASC 280, Segment Reporting, in determining the most appropriate reportable segments, we considered similar economic and other characteristics, geography including product types, production processes, average selling prices, gross profits, suppliers, land acquisition results, and underlying demand and supply.

2.  DEBT

Lines of Credit

Lines of credit outstanding at September 30, 2014 and December 31, 2013 consist of the following:

	September 30, 2014	December 31, 2013
Promissory note to Inwood National Bank (“Inwood”):
Direct finance leases A [1]	$1,439,065	$2,438,815
Direct finance leases B [2]	1,904,820	2,269,220
John’s Creek [3]	22,000,000	12,500,000
Total lines of credit	$25,343,885	$17,208,035

[1]	On April 13, 2012, a subsidiary of the Company opened a line of credit (“LOC”) issued by Inwood in the amount of $4,750,000 maturing on April 13, 2014, bearing interest at four percent, and collateralized by the leased assets. The LOC was renewed during 2014 until April 13, 2015.

[2]	On September 15, 2012, a subsidiary of the Company opened a LOC issued by Inwood in the amount of $3,000,000 maturing on September 15, 2014, bearing interest at four percent, and collateralized by the leased assets. The LOC was renewed until April 13, 2015.

[3]	During 2012, a subsidiary of the Company initiated an $8,000,000 LOC with Inwood. On October 13, 2013, the Company extended its existing facility and increased the size from $8,000,000 to $25,000,000 maturing on October 13, 2014. Interest accrues and is payable monthly at a rate of four percent. The LOC was renewed until October 13, 2015.

9

JBGL

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(unaudited)

2.  DEBT - (continued)

Notes Payable

Notes payable outstanding at September 30, 2014 and December 31, 2013 consist of the following:

	September 30, 2014	December 31, 2013
Note payable to unrelated third party:
Briar Ridge Investments, LTD [1]	$9,000,000	$9,000,000
Plains Capital Bank [2]	—	7,500,000
Bossy Boots Holding, LTD. [3]	—	5,654,832
Lakeside DFW Land, LTD [4]	1,824,200	2,980,629
Other	—	38,792
Subordinated Lot Notes [5]	1,527,300	1,420,976
Total notes payable	$12,351,500	$26,595,229

[1]	On December 13, 2013, a subsidiary of the Company signed a promissory note for $9,000,000 maturing at December 31, 2017, bearing interest at six percent collateralized by land purchased in Allen, Texas.

[2]	On December 17, 2013, a subsidiary of the Company initiated a LOC with PlainsCapital Bank for $7,500,000 maturing on December 17, 2015, bearing interest at five percent, collateralized by a lien on lots and land located in the Carrollton, Texas area and subject to certain covenants. This LOC was paid in full during in September 2014.

[3]	On December 31, 2012, a subsidiary of the Company signed a promissory note for $17,069,810 maturing on February 28, 2014, bearing interest at six percent, collateralized by a tract of land located in Allen, Texas. Accrued interest is payable upon maturity. This note was paid in full during 2014.

[4]	On April 15, 2013, a subsidiary of the Company signed a promissory note for $3,541,750 maturing on January 22, 2014 bearing interest at six percent collateralized by land located in Denton, Texas. The note was paid in full during 2014. On April 16, 2014, a new promissory note was signed for $3,324,200 maturing on April 30, 2015 bearing interest at five percent collateralized by land located in Denton, Texas. $1,500,000 was repaid in July, 2014.

[5]	Subsidiaries of the Company purchased lots under various agreements from unrelated third parties. The sellers subordinated a percentage of the lot purchase price to the subsidiary of the Company’s construction loans. Notes were signed in relation to the subordination bearing interest at between eight and fourteen percent, collateralized by liens on the homes built on each lot. The sellers release their lien upon payment of principle plus accrued interest at the closing of each individual home to a third party buyer.

10

JBGL

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(unaudited)

3.  SEGMENT INFORMATION

Financial information relating to Company’s reportable segments was as follows. Operational results of each reportable segment are not necessarily indicative of the results that would have been achieved had the reportable segment been an independent, stand-alone entity during the periods presented.

	For the three months ended September 30,		For the nine months ended September 30,
	2014	2013	2014	2013
Revenues:
Builder Operations
Texas	$19,042,141	$24,482,610	$54,034,914	$47,394,611
Georgia	20,858,287	36,314,791	90,550,602	78,361,489
Land Development	9,775,175	6,358,258	33,942,433	20,870,651
	$49,675,603	$67,155,659	$178,527,949	$146,626,751
Gross profit:
Builder Operations
Texas	$6,654,596	$5,961,612	$14,497,237	$11,733,089
Georgia	6,013,993	13,328,098	24,244,686	23,114,125
Land Development	2,354,906	1,557,138	8,613,092	7,489,413
	$15,023,495	$20,846,848	$47,355,015	$42,336,627

	September 30, 2014	December 31, 2013
Assets [1] :
Builder Operations
Texas	$37,042,245	$25,494,123
Georgia	121,006,128	99,238,950
Land Development	101,932,850	104,043,889
	$259,981,223	$228,776,962

[1]	Assets include completed home inventory and residential lots held for sale, work in process, undeveloped land and land not owned.

4.  COMMITMENTS AND CONTINGENCIES

Warranties

The Company accrues an estimate of its exposure to warranty claims based on both current and historical home sales data and warranty costs incurred. The Company offers homeowners a comprehensive third party warranty on each home. Homes are generally covered by a ten year warranty for qualified and defined structural defects, one year for defects and products used, two years for electrical, mechanical and plumbing systems. The Company accrues between $250 and $800 per home closed for future warranty claims, and evaluates the adequacy of the reserve annually. Warranty accruals are included with accrued expenses on the condensed combined and consolidated balance sheets.

Commitments

The Company has a month to month lease with a related party. The Company also has entered into leases associated with office space in Georgia and Texas which are classified as operating leases. Rent expense under these leases are included in the selling, general and administrative expense in the condensed combined and consolidated statements of income.

Legal Matters

Lawsuits, claims and proceedings may be instituted or asserted against us in the normal course of business. The Company is also subject to local, state and federal laws and regulations related to land development activities, house construction standards, sales practices, employment practices and environmental protection. As a result, the Company may be subject to periodic examinations or inquiry by agencies administering these laws and regulations.

11

JBGL

NOTES TO CONDENSED COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2014
(unaudited)

4.  COMMITMENTS AND CONTINGENCIES – (continued)

The Company records a reserve for potential legal claims and regulatory matters when they are probable of occurring and a potential loss is reasonably estimable. The Company accrues for these matters based on facts and circumstances specific to each matter and revises these estimates when necessary.

In view of the inherent difficulty of predicting outcomes of legal claims and related contingencies, the Company generally cannot predict their ultimate resolution, related timing or eventual loss. If evaluations indicate loss contingencies that could be material are not probable, but are reasonably possible, the Company will disclose their nature with an estimate of possible range of losses or a statement that such loss is not reasonably estimable. At September 30, 2014 and December 31, 2013, the Company did not have any accruals for asserted or unasserted matters.

5.  SUBSEQUENT EVENT

On June 10, 2014 the Company entered into a definitive transaction agreement with Green Brick Partners, Inc. (“Green Brick”, which was formerly known as BioFuel Energy Corp.), which provides that, subject to certain terms and conditions, Green Brick will acquire the Company for $275 million, payable in cash and shares of Green Brick’s common stock (the “Transaction”). The Transaction was completed on October 27, 2014. Pursuant to the terms of the Transaction, the $275 million purchase price was paid approximately $191.8 million in cash and the remainder in 11,108,500 shares of Green Brick’s common stock valued at approximately $7.49 per share. Additional details regarding the Transaction may be found in Green Brick’s Form 8-K filed with the United States Securities and Exchange Commission on October 31, 2014.

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JBGL Management’s Discussion and Analysis of Financial Condition and Results of Operations

Introduction

You should read the following in conjunction with the sections entitled “Risk Factors,” “Forward-Looking Statements,” “Selected Financial Information of JBGL” and “Business of JBGL” and JBGL’s historical combined and consolidated financial statements and related notes included in the Definitive Proxy Statement (as defined in the Current Report on Form 8-K of which this is a part). This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” in the Definitive Proxy Statement.

JBGL is a real estate operator involved in the purchase and development of land for residential use, construction lending and home building operations. JBGL Capital (its land development business) and JBGL Builder Finance (its builder operations business) and their affiliates are engaged in all aspects of the homebuilding process, including land acquisition and development, entitlements, design, construction, marketing and sales of various residential projects in master planned communities primarily in the high growth metropolitan areas of DFW and Atlanta.

JBGL currently owns or controls approximately 4,000 home sites in prime locations in the DFW and Atlanta markets. JBGL considers prime locations to be supply constrained lots with high housing demand and where much of the surrounding property has already been developed. JBGL management believes that it is a leading land developer in its markets. JBGL develops lots for both public builders and large private builders. JBGL also owns 50% controlling interests in several builders and provides construction financing for approximately 900 homes annually. JBGL Capital, LP, was formed in 2008 and JBGL Builder Finance LLC was formed in 2010.

JBGL is an active, value-added real estate investor and developer. JBGL formed and purchased 50% of The Providence Group of Georgia, LLC (“The Providence Group”) in 2011 and formed and purchased 50% of CB JENI Homes of DFW LLC (“CB JENI”) in 2012. In 2013, JBGL formed Southgate Homes, DFW LLC (“Southgate”). JBGL has voting control over these builders. The Providence Group focuses on the construction and sale of single family homes and townhomes in the Atlanta market and CB JENI does the same in the DFW market. Southgate is focused on the development of semi-custom homes and build-on-your-own lot custom homes in the DFW market.

On June 10, 2014 the Company entered into a definitive transaction agreement with Green Brick Partners, Inc. (“Green Brick”, which was formerly known as BioFuel Energy Corp.), which provides that, subject to certain terms and conditions, Green Brick will acquire the Company for $275 million, payable in cash and shares of Green Brick’s common stock (the “Transaction”). The Transaction was completed on October 27, 2014. Pursuant to the terms of the Transaction, the $275 million purchase price was paid approximately $191.8 million in cash and the remainder in 11,108,500 shares of Green Brick’s common stock valued at approximately $7.49 per share.

Definitions

In the following discussion, “backlog” refers to homes under sales contracts that have not yet closed at the end of the relevant period, “cancellation rate” refers to sales contracts canceled divided by sales contracts executed during the relevant period, “net new home orders” refers to new home sales contracts reduced by the number of sales contracts canceled during the relevant period, and “overall absorption rate” refers to the rate at which net new home orders are contracted per selling community during the relevant period. Sales contracts relating to homes in backlog may be canceled by the prospective purchaser for a number of reasons, such as the prospective purchaser’s inability to obtain suitable mortgage financing. Upon a cancellation, the escrow deposit may be returned to the prospective purchaser (other than with respect to certain design-related deposits, which JBGL retains). Accordingly, backlog may not be indicative of JBGL’s future revenue.

Overview and Outlook

During the three months ended September 30, 2014 and September 30, 2013, JBGL’s builder operations segment generated approximately $39.9 million and $60.8 million in revenue, respectively. During the first half of 2013, we possessed a large amount of completed inventory within our bestselling neighborhoods which resulted in a large number of closings during the three months ended September 30, 2013. While we sold homes at high margins during the three months ended September 30, 2014, overall demand was lower because the available home inventory during this period were generally built on our least desirable lots. Furthermore, our building cycle was extended which pushed back the availability of certain home inventory for sale from the third quarter of 2014 to the fourth quarter. We anticipate that our active community count will increase in 2015 as purchased land and communities under development become active.

The following are key operating metrics for JBGL for the three months ended September 30, 2014 as compared to the same period in 2013: home deliveries decreased by 20.6%, home sales revenue decreased by 34.4%, average selling prices decreased by 17.3%, backlog units increased by 5.2%, backlog units value increased by 15.9%, while net new home orders decreased by 9.8% from 224 homes ordered in the three months ended September 30, 2013 to 202 homes ordered in the three months ended September 30, 2014. The number of homes delivered decreased due to the timing of closing out communities and new community openings, and longer cycle time in land development, leading to new communities starting later than expected, which resulted in delays in the sales schedule. The decrease in average sales price of homes during the comparable periods presented was the result of two homes we built and sold outside of the DFW and Atlanta markets with an average sales price of $2.2 million during the three months ended September 30, 2013 and changes in product mix due to an increase of sales of lower priced townhomes over higher priced single family homes, partially offset by local market appreciation. The increase in the average sales price of homes in backlog is the result of local market appreciation of homes. During the three months ended August 2014, homes in the DFW and Atlanta markets appreciated by 2.5% and 1.9%, respectively (Source: S&P/Case-Shiller 20-City Composite Home Price Index, August 2014).

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The following are key operating metrics for JBGL for the nine months ended September 30, 2014 as compared to the same period in 2013: home deliveries increased by 5.2%, home sales revenue increased by 15.0%, average selling prices increased by 9.3%, and net new home orders decreased by 19.3% from 653 homes ordered in the nine months ended September 30, 2013 to 527 homes ordered in the nine months ended September 30, 2014. The increase in average sales price of homes during the comparable periods presented, including the increase in the average sales price of homes in backlog, is primarily the result of local market appreciation of homes. During the twelve months ended August 2014, homes in the DFW and Atlanta markets appreciated by 7.3% and 5.3%, respectively (Source: S&P/Case-Shiller 20-City Composite Home Price Index, August 2014).

The average sales price of homes may increase or decrease depending on the mix of typical homes JBGL delivers and sells during any period and local market conditions. These changes in the average sales price of homes are part of JBGL’s natural business cycle.

During the nine months ended September 30, 2014, the housing market continued to show signs of improvement driven by rising consumer confidence, high affordability metrics, and a reduction in home inventory levels.

JBGL’s two primary markets, DFW and Atlanta, have shown significant housing market recovery. JBGL believes the housing market recovery is sustainable, and that it operates in two of the most desirable housing markets in the nation. Among the 12 largest metropolitan areas in the country, the DFW metropolitan area ranked second in both the rate of job growth and the number of jobs added from July 2013 to July 2014 (Source: US Bureau of Labor Statistics, July 2014). The Atlanta metropolitan area has recorded year over year employment gains each month for nearly four years (Source: US Bureau of Labor Statistics, August 2014). JBGL believes that increasing demand and supply constraints in its target markets create favorable conditions for its future growth.

Basis of Presentation

JBGL’s combined and consolidated financial statements include its accounts and the accounts of its subsidiaries and have been prepared in accordance with GAAP as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). JBGL’s condensed, combined and consolidated financial statements and notes thereto for interim periods presented are unaudited.

These interim financial statements contain all adjustments (consisting of normal recurring adjustments) that are necessary for a fair statement of JBGL’s operating results, financial position and cash flows. Operating results for the interim periods presented are not necessarily indicative of the results for any subsequent interim period or for the full fiscal year ending December 31, 2014.

Results of Operations

Land Development

During the three months ended September 30, 2014, JBGL’s land development segment revenue increased $3.4 million, or 53.7%, to $9.8 million from $6.4 million in revenue for the three months ended September 30, 2013. The increase was comprised of (a) $2.5 million due to an increase of 38.9% in finished inventory lots delivered from 72 for the three months ended September 30, 2013 to 100 for the three months ended September 30, 2014, and (b) $0.9 million related to an increase in the average sales price per lot of $97,752 per lot for the three months ended September 30, 2014, from $88,309 per lot for the three months ended September 30, 2013.

During the nine months ended September 30, 2014, JBGL’s land development segment revenue increased $13.1 million, or 62.6%, to $33.9 million from $20.9 million in revenue for the nine months ended September 30, 2013. The increase was comprised of (a) $9.4 million due to an increase of 44.9% in finished inventory lots delivered, to 342 for the nine months ended September 30, 2014, from 236 for the nine months ended September 30, 2013, and (b) $3.7 million related to an increase in the average sales price per lot of $99,247 per lot for the nine months ended September 30, 2014 from $88,435 per lot for the nine months ended September 30, 2013.

Builder Operations

During the three months ended September 30, 2014, JBGL’s builder operations segment delivered 131 homes, with an average sales price of $304,583, compared to 165 homes delivered during the three months ended September 30, 2013, with an average sales price of $368,469. During the three months ended September 30, 2014 and September 30, 2013, JBGL’s builder operations segment generated approximately $39.9 million and $60.8 million in revenue, respectively. For the three months ended September 30, 2014, JBGL’s builder operations segment’s net new home orders were 202, a 9.8% decrease from the same period in 2013 due to a lower number of available finished homes for sale and longer building cycles. At September 30, 2014, JBGL’s builder operations segment had a backlog of 242 sold but unclosed homes, a 5.2% increase from the same period in 2013, with a total value of approximately $81.3 million, an increase of $11.2 million, or 15.9%, over the same period in 2013, which was primarily attributable to an increase in the number of homes in backlog due to an increase in the number of build jobs and a longer building cycle, and an increase in the average sales price of homes in backlog as a the result of local market appreciation. During the three months ended August 2014, homes in the DFW and Atlanta markets appreciated by 2.5% and 1.9%, respectively (Source: S&P/Case-Shiller 20-City Composite Home Price Index, August 2014).

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During the nine months ended September 30, 2014, JBGL’s builder operations segment delivered 423 homes, with an average sales price of $341,810. During the same period, JBGL’s builder operations segment generated approximately $144.6 million in revenue. For the nine months ended September 30, 2014, JBGL’s builder operations segment’s net new home orders were 527, a 19.3% decrease over the same period in 2013 due to a greater amount of finished inventory in the nine months ended September 30, 2013.

The decrease in average sales price of homes during the three months ended September 30, 2014 was attributable to changes in product mix due to an increase of sales of lower priced townhomes over higher priced single family homes. The increase in average sales price of homes during the nine months ended September 30, 2014 was attributable to changes in product mix due to an increase of sales of higher priced single family homes over lower priced townhomes. The average sales price of homes may increase or decrease depending on the mix of typical homes delivered and sold during such period and local market conditions. These changes in the average sales price of homes are part of JBGL’s natural business cycle.

Revenues

JBGL primarily generates revenue through (a) the sale of lots from its land development segment to public builders, large private builders and its builders, (b) making first lien construction loans to its builders, and (c) the closing and delivery of homes through its builder operations segment. JBGL recognizes revenue on homes and lots when completed and title to and possession of the property have been transferred to the purchaser.

All customer deposits are treated as liabilities. JBGL also serves as the general contractor for certain custom homes where the customers, and not JBGL, own the underlying land and improvements. Based on the terms of these contracts, JBGL recognizes revenue either on a percentage of completion method or cost plus method.

Selling, General and Administrative Expenses

Selling, general and administrative expenses represent property taxes, advertising and marketing, rent and lease expenses, and other administrative items, and are recorded in the period incurred.

Expenses

Lot acquisition, materials, other direct costs, interest and other indirect costs related to the acquisition, development, and construction of lots and homes are capitalized until the homes are complete, after which they are expensed. Direct and indirect costs of developing residential lots are allocated based on the relative sales price of the lots. Capitalized costs of residential lots are charged to earnings when the related revenue is recognized.

Other Income (Expense), Net

Other income (expense) consists of interest income, interest expense, costs incurred for business acquisitions, depreciation, income from rental property and forfeited deposits.

Consolidated Financial Data

The consolidated historical financial data presented below reflect both JBGL’s land development and builder operations segments, and are not necessarily indicative of the results to be expected for any future period.

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	September 30, 2014	December 31, 2013
ASSETS

Cash and cash equivalents	$7,445,093	$16,683,424
Inventory	259,981,223	228,776,962
Notes receivable, net	—	7,556,070
Other	18,440,572	15,391,242
Total assets	$285,866,888	$268,407,698
LIABILITIES AND MEMBERS’ EQUITY

Borrowings on lines of credit	$25,343,885	$17,208,035
Notes payable	12,351,500	26,595,229
Other	39,238,078	25,785,540
Total liabilities	76,933,463	69,588,804
Total members’ equity	208,933,425	198,818,894
Total liabilities and members’ equity	$285,866,888	$268,407,698

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Sale of residential units	$39,900,428	$60,797,401	$144,585,516	$125,756,100
Cost of residential units	(27,231,839)	(41,507,691)	(105,843,593)	(90,908,886)
Gross profit on sale of residential units	12,668,589	19,289,710	38,741,923	34,847,214
Sale of land and lots	$9,775,175	6,358,258	$33,942,433	$20,870,651
Cost of land and lots	(7,420,269)	(4,801,120)	(25,329,341)	(13,381,238)
Gross profit on sale of land and lots	2,354,906	1,557,138	8,613,092	7,489,413
Salaries and management fees expense – related party	(4,020,524)	(3,073,812)	(10,767,916)	(7,301,652)
Selling, general and administrative expense	(4,639,067)	(2,325,139)	(9,412,044)	(4,503,376)
Interest and fees income	43,542	199,187	295,124	1,302,307
Other (expense) income, net	(344,327)	(853,315)	(389,611)	1,287,293
	(8,960,376)	(6,053,079)	(20,274,447)	(9,215,428)
Net Income before taxes	6,063,119	14,793,769	27,080,568	33,121,199
State tax expense	—	450,197	337,790	659,697
Net income	6,063,119	14,343,572	26,742,778	32,461,502
Less: net income attributable to non-controlling interests	2,368,913	4,830,672	8,290,366	9,302,364
Net income attributable to controlling interests	$3,694,206	$9,512,900	$18,452,412	$23,159,138

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Three Months Ended September 30, 2014 Compared to the Three Months Ended September 30, 2013

Net New Home Orders and Backlog

The table below represents new home orders and backlog related to JBGL’s builder operations.

	Three Months Ended September 30,		Increase (Decrease)
New Home Orders and Backlog	2014	2013	Change	%
Net new home orders	202	224	(22)	(9.8)%
Number of cancellations	17	33	(16)	(48.5)%
Cancellation rate	7.8%	12.8%	(5.0)%	(39.5)%
Average selling communities	29	29	—	0.0%
Selling communities at end of period	29	29	—	0.0%
Backlog ($ in thousands)	$81,336	$70,171	$11,165	15.9%
Backlog (units)	242	230	12	5.2%
Average sales price of backlog	$336,097	$305,093	$31,005	10.2%

Net new home orders for the three months ended September 30, 2014 decreased by 22 homes, or 9.8%, to 202, due to a lower number of available finished homes for sale and longer building cycles, while the average selling communities remained flat in the three months ended September 30, 2014. The number of lots included in each selling community can range from 10 to over 100. JBGL’s overall absorption rate for the three months ended September 30, 2014 was an average of 7.0 per selling community (2.3 monthly), compared to an average of 7.7 per selling community (2.6 monthly) for the three months ended September 30, 2013 due to a decrease in new home orders.

JBGL’s cancellation rate was approximately 7.8% for the three months ended September 30, 2014, compared to 12.8% for the three months ended September 30, 2013. JBGL management believes that the cancellation rate for the three months ended September 30, 2014 was atypically low. JBGL management believes a cancellation rate in the range of 15% to 20% is more representative of an industry average cancellation rate.

Backlog units increased by 12 homes, or 5.2%, to 242 as of September 30, 2014, as compared to 230 as of September 30, 2013. The dollar value of backlog units increased $11.1 million, or 15.9%, to $81.3 million as of September 30, 2014 from $70.2 million as of September 30, 2013. The increase in value of backlog units reflects an increase in the average sales price of homes in backlog. JBGL’s average sales price of homes in backlog increased $31,005, or 10.2%, to $336,097 for the three months ended September 30, 2014, compared to $305,093 for the three months ended September 30, 2013. The increase in the average sales price of homes in backlog is the result of local market appreciation. The average sales price of homes may fluctuate depending on the mix of homes delivered and sold during a period. The change in the average sales price of homes is a part of JBGL’s natural business cycle.

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New Homes Delivered and Home Sales Revenue

The table below represents home sales revenue and new homes delivered related to JBGL’s builder operations segment.

	Three Months Ended September 30,		Increase (Decrease)
New Homes Delivered and Home Sales Revenue	2014	2013	Change	%
New homes delivered	131	165	(34)	(20.6)%
Home sales revenue ($ in thousands)	$39,900	$60,797	$(20,897)	(34.4)%
Average sales price of home delivered	$304,583	$368,469	$(63,886)	(17.3)%

New home deliveries for the three months ended September 30, 2014 for JBGL’s builder operations segment was 131, compared to new home deliveries of 165 for the three months ended September 30, 2013, resulting in a decrease of 34 homes, or 20.6%. The decrease in new home deliveries was primarily attributable to a large amount of completed inventory within our bestselling neighborhoods during the three months ended September 30, 2013, the available home inventory during the three months ended September 30, 2014 were generally built on our least desirable lots, and our building cycle was extended which pushed back the availability of certain of our home inventory for sale from the third quarter of 2014 to the fourth quarter.

Home sales revenue decreased $20.9 million, or 34.4%, to $39.9 million for the three months ended September 30, 2014, from $60.8 million for the three months ended September 30, 2013. The decrease in revenue was comprised of (a) $12.5 million due to a 20.6% decrease in homes delivered to 131 for the three months ended September 30, 2014, from 165 for the three months ended September 30, 2013, and (b) $8.4 million related to the decrease in average sales price of $63,886 per home to $304,583 for the three months ended September 30, 2014, from $368,469 for the three months ended September 30, 2013. The decrease in the average sales price was the result of two homes built and sold outside of the DFW and Atlanta markets with an average sales price of $2.2 million during the three months ended September 30, 2013 and change in the mix of homes sold during the applicable periods, partially offset by local market appreciation. We have no plans to continue to build homes outside of the DFW and Atlanta markets in the foreseeable future. The average sales price of homes may fluctuate depending on the mix of homes delivered and sold during a period. The change in the average sales price of homes is a part of JBGL’s natural business cycle.

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Homebuilding

The table below represents cost of home sales and gross margin related to JBGL’s builder operations segment.

	Three Months Ended September 30,
Homebuilding ($ in thousands)	2014	%	2013	%
Home sales revenue	$39,900	100.0%	$60,797	100.0%
Cost of home sales	$27,232	68.3%	$41,508	68.3%
Homebuilding gross margin	$12,668	31.7%	$19,289	31.7%

Cost of home sales for the three months ended September 30, 2014 for JBGL’s builder operations segment was $27.2 million, compared a to cost of home sales of $41.5 million for the three months ended September 30, 2013, resulting in a decrease of $14.3 million, or 34.4%, primarily due to the 20.6% decrease in the number of homes delivered.

Homebuilding gross margin percentage for the three months ended September 30, 2014 for builder operations was 31.7%, compared to homebuilding gross margin percentage of 31.7% for the three months ended September 30, 2013.

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Selling, General and Administrative Expense, Including Salaries and Management Fees

The table below represents selling, general and administrative expenses, including salaries and management fees, related to JBGL’s land development and builder operations segments.

Selling, General and Administrative Expense Including Salaries and Management Fees ($ in thousands)	Three Months Ended September 30,		As Percentage of Revenue
	2014	2013	2014	2013
Land development	$788	$565	8.1%	8.9%
Builder operations	$7,871	$4,834	19.7%	8.0%

Land Development

Selling, general and administrative expense for the three months ended September 30, 2014 for JBGL’s land development segment was $0.8 million, compared to selling, general and administrative expense of $0.6 million for the three months ended September 30, 2013, resulting in an increase of 39.4%, however as a percentage of revenue selling, general and administrative expense decreased 0.8%.

Builder Operations

Selling, general and administrative expense for the three months ended September 30, 2014 for JBGL’s builder operations segment was $7.9 million, compared to selling, general and administrative expense of $4.8 million for the three months ended September 30, 2013, resulting in an increase of 62.8%, which was primarily attributable to an increase in salaries, employee headcount and benefits of approximately $1.9 million, due to anticipation of future growth in our business, and approximately $1.2 million in expenditures to support building operations. Building operations expenditures include community costs, such as, non-capitalized property taxes, rent expenses and advertising and marketing expenses. Selling, general and administrative expense as a percentage of revenue increased 11.7% due to front end expenses incurred on new communities under development, scheduled to open in 2015, that did not produce any revenues during 2014.

Other Income (Expense), Net

Other income (expense), net, for land development and builder operations increased $0.5 million, or 62.4%, to $(0.3) million for the three months ended September 30, 2014, from $(0.8) million for the three months ended September 30, 2013. The increase in other income (expense), net, was primarily attributable to an increase in various other income (expense).

Net Income Attributable to Controlling Interests

Land Development & Builder Operations (Consolidated)

Net income attributable to controlling interests for the three months ended September 30, 2014 was $3.7 million, compared to net income of $9.5 million for the three months ended September 30, 2013, resulting in a decrease of 61.2%.

Land Development

Net income attributable to controlling interests for the three months ended September 30, 2014 for JBGL’s land development segment was $1.2 million, compared to net income of $1.7 million for the three months ended September 30, 2013, a decrease of $0.5 million, or 28.6%, which was primarily attributable to a decrease in gross margin on lot sales related to a shift from purchases of distressed land/lots to a land developer with more normalized margins.

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Builder Operations

Net income attributable to controlling interests for the three months ended September 30, 2014 for JBGL’s builder operations segment was $2.5 million, compared to net income of $7.8 million for the three months ended September 30, 2013, a decrease of $5.3 million, or 68.4%, which was primarily attributable to a decrease of 34 homes delivered for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013.

Nine Months Ended September 30, 2014 Compared to the Nine Months Ended September 30, 2013

Net New Home Orders

The table below represents new home orders related to JBGL’s builder operations.

	Nine Months Ended September 30,		Increase (Decrease)
New Home Orders	2014	2013	Change	%
Net new home orders	527	653	(126)	(19.3)%
Number of cancellations	67	82	(15)	(18.3)%
Cancellation rate	11.3%	11.2%	0.1%	1.1%
Average selling communities	29	29	—	0.0%

Net new home orders for the nine months ended September 30, 2014 decreased by 126 homes, or 19.3%, to 527, due to a due to a lower number of available finished homes for sale and longer building cycles, while the average selling communities remained flat in the nine months ended September 30, 2014. The number of lots included in each selling community can range from 10 to over 100. JBGL’s overall absorption rate for the nine months ended September 30, 2014 was an average of 18.2 per selling community (2.0 monthly), compared to an average of 22.5 per selling community (2.5 monthly) for the nine months ended September 30, 2013.

JBGL’s cancellation rate was approximately 11.3% for the nine months ended September 30, 2014, compared to 11.2 % for the nine months ended September 30, 2013. JBGL management believes that the cancellation rates for the nine months ended September 30, 2014 and September 30, 2013 were atypically low. JBGL management believes a cancellation rate in the range of 15% to 20% is more representative of an industry average cancellation rate.

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New Homes Delivered and Home Sales Revenue

The table below represents home sales revenue and new homes delivered related to JBGL’s builder operations segment.

	Nine Months Ended September 30,		Increase (Decrease)
New Homes Delivered and Home Sales Revenue	2014	2013	Change	%
New homes delivered	423	402	21	5.2%
Home sales revenue ($ in thousands)	$144,586	$125,756	$18,829	15.0%
Average sales price of home delivered	$341,810	$312,826	$28,984	9.3%

New home deliveries for the nine months ended September 30, 2014 for JBGL’s builder operations segment was 423, compared to new home deliveries of 402 for the nine months ended September 30, 2013, an increase of 21 homes, or 5.2%. The increase in new home deliveries was primarily attributable to timing of when communities were open for sale.

Home sales revenue increased $18.8 million, or 15.0%, to $144.6 million for the nine months ended September 30, 2014, from $125.8 million for the nine months ended September 30, 2013. The increase in revenue was comprised primarily of (a) $12.2 million related to an increase in average sales price of $28,984 per home to $341,810 for the nine months ended September 30, 2014, from $312,826 for the nine months ended September 30, 2013, and (b) $6.6 million due to a 5.2% increase in homes delivered to 423 for the nine months ended September 30, 2014, from 402 for the nine months ended September 30, 2013. The increase in the average sales price was the result of changes to the mix of homes resulting in an increase of single family to townhomes delivered during those periods, and local market appreciation.

The average sales price of homes may fluctuate depending on the mix of homes delivered and sold during a period. The change in the average sales price of homes is a part of JBGL’s natural business cycle.

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Homebuilding

The table below represents cost of home sales and gross margin related to JBGL’s builder operations segment.

	Nine Months Ended September 30,
Homebuilding ($ in thousands)	2014	%	2013	%
Home sales revenue	$144,586	100.0%	$125,756	100.0%
Cost of home sales	$105,844	73.2%	$90,909	72.3%
Homebuilding gross margin	$38,742	26.8%	$34,847	27.7%

Cost of home sales for the nine months ended September 30, 2014 for JBGL’s builder operations segment was $105.8 million, compared to cost of home sales of $90.9 million for the nine months ended September 30, 2013, an increase of $14.9 million, or 16.4%, primarily due to the 5.2% increase in the number of homes delivered and changes in product mix related to increased sales of higher priced single family homes over lower priced townhomes.

Homebuilding gross margin percentage for the nine months ended September 30, 2014 for builder operations was 26.8%, compared to homebuilding gross margin percentage of 27.7% for the nine months ended September 30, 2013.

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Selling, General and Administrative Expense, Including Salaries and Management Fees

The table below represents selling, general and administrative expenses, including salaries and management fees, related to JBGL’s land development and builder operations segments.

Selling, General and Administrative Expense Including Salaries and Management Fees ($ in thousands)	Nine Months Ended September 30,		As Percentage of Revenue
	2014	2013	2014	2013
Land development	$2,420	$1,018	7.1%	4.9%
Builder operations	$17,760	$10,787	12.3%	8.6%

Land Development

Selling, general and administrative expense for the nine months ended September 30, 2014 for JBGL’s land development segment was $2.4 million, compared to selling, general and administrative expense of $1.0 million for the nine months ended September 30, 2013, resulting in an increase of 137.7%, or a 2.2% increase as a percentage of revenue, which was primarily the result of expenditures related to land development projects.

Builder Operations

Selling, general and administrative expense for the nine months ended September 30, 2014 for JBGL’s builder operations segment was $17.8 million, compared to selling, general and administrative expense of $10.8 million for the nine months ended September 30, 2013, an increase of 64.6% or a 3.7% increase as a percentage of revenue, which was primarily the result of additional salaries, employee headcount and benefits of approximately $3.6 million, due to anticipation of future growth in our business, and approximately $3.4 million in expenditures related to builder operations projects.

Other Income (Expense), Net

Other income (expense), net, for land development and builder operations decreased $1.7 million, or 126.9%, to $(0.4) million for the nine months ended September 30, 2014, from $1.3 million for the nine months ended September 30, 2013. The decrease in other income (expense), net, was primarily attributable to an increase in interest expense of approximately $0.7 million, a decrease in Profit participation on real estate projects of approximately $0.5 million, and a decrease in various other income (expense).

Net Income Attributable to Controlling Interests

Land Development & Builder Operations (Consolidated)

Net income attributable to controlling interests for the nine months ended September 30, 2014 was $18.5 million, compared to net income of $23.2 million for the nine months ended September 30, 2013, a decrease of 20.3%.

Land Development

Net income attributable to controlling interests for the nine months ended September 30, 2014 for JBGL’s land development segment was $6.0 million, compared to net income of $7.2 million for the nine months ended September 30, 2013, a decrease of $1.2 million, or 16.9%, which was primarily attributable to a decrease increase in gross margin on lot sales related to a shift from purchases of distressed land/lots to a land developer with more normalized margins.

Builder Operations

Net income attributable to controlling interests for the nine months ended September 30, 2014 for JBGL’s builder operations segment was $12.5 million, compared to net income of $16.0 million for the nine months ended September 30, 2013, a decrease of $3.5 million, or 21.9%, which was primarily attributable to an increase of 21 homes delivered for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013.

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Lots Owned and Controlled

The table below represents lots owned and controlled (including land option agreements) as of September 30, 2014 and 2013. Owned lots are those to which JBGL holds title, while controlled lots are those that JBGL has the contractual right to acquire title but does not currently own.

	As of September 30, 2014
Lots Owned and Controlled	Owned	Controlled	Total
Texas	2,032	270	2,302
Georgia	1,257	446	1,703
Total	3,289	716	4,005

	As of September 30, 2013
Lots Owned and Controlled	Owned	Controlled	Total
Texas	2,123	62	2,185
Georgia	1,449	565	2,014
Total	3,572	627	4,199

Liquidity and Capital Resources Overview

As of September 30, 2014, JBGL had $7.4 million of cash and cash equivalents. JBGL believes it has a prudent cash management strategy, including with respect to cash outlays for land and inventory acquisition and development.

JBGL intends to generate cash from the sale of inventory, and intends to redeploy the net cash generated from the sale of inventory to acquire and develop lots that represent opportunities to generate desired margins.

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JBGL’s principal uses of capital for the nine months ended September 30, 2014 were operating expenses, land purchases, land development, home construction and the payment of routine liabilities. JBGL used funds generated by operations and available borrowings to meet its short-term working capital requirements. JBGL remains focused on generating positive margins in its builder operations segment and acquiring desirable land positions in order to maintain a strong balance sheet and remain poised for growth.

Cash flows for each of JBGL’s communities depend on their stage in the development cycle, and can differ substantially from reported earnings. Early stages of development or expansion require significant cash outlays for land acquisitions, entitlements and other approvals, and construction of model homes, roads, utilities, general landscaping and other amenities. Because these costs are a component of JBGL’s inventory and are not recognized in JBGL’s statement of income until a home closes, JBGL incurs significant cash outlays prior to JBGL’s recognition of earnings. In the later stages of community development, cash inflows may significantly exceed earnings reported for financial statement purposes, as the cash outflow associated with home and land construction was previously incurred. JBGL is currently actively acquiring and developing lots in its primary markets in order to maintain and grow its lot supply.

JBGL intends to use both debt and equity as part of its ongoing financing strategy coupled with redeployment of cash flow from continuing operations, to provide it with the financial flexibility to access capital on the best terms available. In that regard, JBGL intends to maintain prudent leverage levels to finance the acquisition and development of lots and the construction of homes. JBGL’s existing indebtedness is recourse to it, and JBGL anticipates that future indebtedness will also be recourse.

JBGL intends to finance future acquisitions and developments with the most advantageous source of capital available at the time of the transaction, which may include a combination of common equity, secured and unsecured corporate level debt, property level debt, mortgage financing and other debt.

Revolving Credit Facility

As of September 30, 2014, JBGL had the following lines of credit (“LOC”):

On April 13, 2012, a subsidiary of JBGL opened a LOC issued by Inwood National Bank (“Inwood”) in the amount of $4,750,000 maturing on April 13, 2014, bearing interest at four percent per annum, and collateralized by certain leased assets. The LOC was renewed during 2014 until April 13, 2015.

On September 15, 2012, a subsidiary of JBGL opened a LOC issued by Inwood in the amount of $3,000,000 maturing on September 15, 2014, bearing interest at four percent per annum, and collateralized by certain leased assets. The LOC was renewed until April 13, 2015.

On October 13, 2013, JBGL extended our existing revolving credit facility with Inwood and increased the size of such facility from $8,000,000 to $25,000,000 maturing on October 13, 2014. Interest on amounts drawn under the credit facility accrues and is payable monthly at a rate of four percent per annum. Amounts drawn under this credit facility as of September 30, 2014 totaled $22,000,000 and were secured by land owned by JBGL in John’s Creek, Georgia. The credit facility was renewed until October 13, 2015.

Notes Payable

On December 13, 2013, a subsidiary of JBGL signed a promissory note with Briar Ridge Investments, LTD for $9,000,000 maturing at December 31, 2017, bearing interest at six percent per annum and collateralized by land purchased by JBGL in Allen, Texas.

On April 15, 2013, a subsidiary of the Company signed a promissory note for $3,541,750 maturing on January 22, 2014 bearing interest at six percent collateralized by land located in Denton, Texas. The note was paid in full during 2014. On April 16, 2014, a new promissory note was signed for $3,324,200 maturing on April 30, 2015 bearing interest at five percent collateralized by land located in Denton, Texas. $1,500,000 was repaid in July, 2014.

Subsidiaries of JBGL have purchased lots under various agreements from unrelated third parties. The sellers of these lots have subordinated a percentage of the lot purchase price to various construction loans of the JBGL subsidiary. Notes were signed in relation to the subordination bearing interest at between eight and fourteen percent per annum, collateralized by liens on the homes built by JBGL on each lot. The sellers will release their lien upon repayment of principal plus accrued interest at the closing of each individual home to a third party buyer.

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Covenant Compliance

Under the credit facilities with Inwood described above, JBGL is required to maintain minimum multiples of net worth in excess of the outstanding loan balances on JBGL’s revolving lines of credit. As of September 30, 2014 JBGL was in compliance with these covenants.

Cash Flows

Cash Flows — Nine Months Ended September 30, 2014 to Nine Months Ended September 30, 2013

For the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013, the comparison of cash flows is as follows:

•	Net cash provided by operating activities for the nine months ended September 30, 2014 was $4.7 million, compared to net cash used of $4.6 million during the nine months ended September 30, 2013. The change was primarily attributable to changes in working capital, partially offset by a decrease in net income of approximately $5.7 million.

•	Net cash provided by investing activities for the nine months ended September 30, 2014 was $8.8 million, compared to net cash provided of $12.3 million during the nine months ended September 30, 2013. The change was primarily due to a decrease of notes receivable repayments of approximately $10.0 million and increase in acquisition of property and equipment of approximately $0.6 million, partially offset by a decrease in issuance of notes receivable of approximately $7.4 million.

•	Net cash used in financing activities for the nine months ended September 30, 2014 was $22.7 million, compared to net cash provided of $1.3 million during the nine months ended September 30, 2013. The change was primarily due to a decrease of member contributions of approximately $18.8 million and a decrease in line of credit borrowings of $9.5 million, partially offset by a net decrease in repayments on line of credit and notes payable of $3.3 million and decrease in net distributions to and contributions from controlling and non-controlling interests members of $1.0 million.

Quantitative and Qualitative Disclosures about Market Risk

JBGL’s operations are interest rate sensitive. Because overall housing demand is adversely affected by increases in interest rates, a significant increase in mortgage interest rates may negatively affect the ability of homebuyers to secure adequate financing. Higher interest rates could adversely affect JBGL’s revenues, gross margins and net income.

In addition, JBGL’s lines of credit have variable interest rates. An increase in interest rates could cause the cost of those lines to increase. As of September 30, 2014, JBGL had $25.3 million outstanding on these lines of credit. However, the lines of credit are subject to a minimum interest rate which JBGL is being charged currently.

JBGL does not enter into, or intend to enter into, swaps, forward or option contracts on interest rates or commodities or other types of derivative financial instruments for trading, hedging or speculative purposes.

Many of the statements contained in this section are forward-looking and should be read in conjunction with the disclosures under the heading “Forward-Looking Statements” in the Definitive Proxy Statement.

Off-Balance Sheet Arrangements and Contractual Obligations

In the ordinary course of business, JBGL enters into land purchase contracts with third party developers in order to procure lots for the construction of JBGL’s homes. JBGL is subject to customary obligations associated with entering into contracts for the purchase of land and improved lots. These purchase contracts typically require a cash deposit, and the purchase of properties under these contracts is generally contingent upon satisfaction of certain requirements, including obtaining applicable property and development entitlements. JBGL also utilizes option contracts with land sellers as a method of acquiring land in staged takedowns, which are the schedules that dictate when lots must be purchased to help manage the financial and market risk associated with land holdings, and to reduce the use of funds from JBGL’s corporate financing sources. Option contracts generally require JBGL to pay a non-refundable deposit for the right to acquire lots over a specified period of time at pre-determined prices. JBGL generally has the right at JBGL’s discretion to terminate JBGL’s obligations under both purchase contracts and option contracts by forfeiting JBGL’s cash deposit with no further financial responsibility to the land seller.

JBGL’s utilization of land option contracts is dependent on, among other things, the availability of land sellers willing to enter into these arrangements, the availability of capital to finance the development of optioned lots, general housing market conditions, and local market dynamics. Options may be more difficult to procure from land sellers in strong housing markets and are more prevalent in certain geographic regions.

Inflation

Homebuilding operations can be adversely impacted by inflation, primarily from higher land prices, and increased costs of financing, labor, materials and construction. In addition, inflation can lead to higher mortgage rates, which can significantly affect the affordability of mortgage financing to homebuyers. While JBGL attempts to pass on cost increases to customers through increased prices, when weak housing market conditions exist, JBGL may be unable to offset cost increases with higher selling prices.

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Seasonality

Historically, the homebuilding industry experiences seasonal fluctuations in quarterly operating results and capital requirements. JBGL typically experiences the highest new home order activity in spring and summer, although this activity is also highly dependent on the number of active selling communities, timing of new community openings and other market factors. Since it typically takes four to six months to construct a new home, JBGL delivers more homes in the second half of the year as spring and summer home orders lead to home deliveries. Because of this seasonality, home starts, construction costs and related cash outflows have historically been highest in the second and third quarters, and the majority of cash receipts from home deliveries occurs during the second half of the year. JBGL expects this seasonal pattern to continue over the long-term, although it may be affected by volatility in the homebuilding industry.

Significant Accounting Policies

JBGL’s financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires JBGL’s management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of costs and expenses during the reporting period. On an ongoing basis, JBGL’s management evaluates its estimates and judgments, including those which impact JBGL’s most critical accounting policies. JBGL’s management bases its estimates and judgments on historical experience and on various other factors that JBGL believes to be reasonable under the circumstances. Actual results may differ from JBGL’s estimates under different assumptions or conditions. JBGL’s management believes that the following accounting policies are among the most important to the portrayal of JBGL’s financial condition and results of operations and require among the most difficult, subjective or complex judgments.

Principles of Consolidation

The combined and consolidated financial statements include the operations of JBGL Builder Finance and JBGL Capital. All significant intercompany balances and transactions have been eliminated in consolidation and combination. Investments in which JBGL directly or indirectly has an interest of more than 50 percent and/or is able to exercise control over the operations have been fully consolidated and non-controlling interests are stated separately in the condensed combined and consolidated financial statements as required under the provisions of FASB ASC 810, Consolidations.

Revenue Recognition

Revenue from sales of residential units, land and lots are not recognized until a sale is deemed to be consummated. Consummation is defined as a) when the parties are bound by the terms of a contract, b) all net consideration has been exchanged, c) any permanent financing for which the seller is responsible has been arranged d) continuing investment is adequate to demonstrate a commitment to pay for the home and e) all conditions precedent to closing have been performed. Generally, consummation does not happen until a sale has closed. When the earnings process is complete and a sale has closed, income is recognized under the full accrual method which allows full recognition of the gain on the sale at the time of closing.

Inventories and Cost of Sales

Inventory consists primarily of land in the process of development, developed lots, model homes, completed homes, and raw land scheduled for development, primarily in Texas and Georgia. Inventory is valued at cost unless the carrying value is determined to not be recoverable in which case the affected inventory is written down to fair value. Cost includes any related pre-acquisition costs that are directly identifiable with a specific property so long as those pre-acquisition costs are recoverable at the sale of the property.

Residential lots held for sale and lots held for development include the initial cost of acquiring the land as well as certain costs capitalized related to developing the land into individual residential lots including interest, real estate taxes and direct and indirect overhead costs.

Land, development and other project costs, including property taxes incurred during development and home construction, are capitalized. Land development and other common costs that benefit an entire community are allocated based on the relative sales price of the lots. The costs of lots are transferred to homes in progress when home construction begins. Home construction costs and related carrying charges (principally interest and property taxes) are allocated to the cost of individual homes using the specific identification method.

Inventory costs for completed homes are expensed as cost of sales as homes are sold. Changes to estimated total development costs subsequent to initial home closings in a community are generally allocated to the unsold homes in the community on a pro-rata basis. The life cycle of a community generally ranges from two to five years, commencing with the acquisition of land, continuing through the land development phase, and concluding with the construction, sale, and delivery of homes. JBGL’s inventory currently includes two larger communities with life cycles that may be six years or more.

Impairment of Inventories

In accordance with the ASC Topic 360, Property, Plant, and Equipment, JBGL evaluates its real estate inventory for indicators of impairment by individual community and development during each reporting period.

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For JBGL’s builder operations segment, due largely to the relatively short construction periods of homes (generally ranging from three to eight months) in JBGL’s communities, JBGL’s growth over the past three years, and the favorable conditions of the housing market since 2011, JBGL has not experienced any circumstances during 2011, 2012, 2013, or through September 30, 2014 that are indicators of potential impairment within its builder operations segment. During each reporting period, community gross margins are reviewed by management. In the event that inventory in an individual community is moving at a slower than anticipated absorption pace or the average sales prices or margins within an individual community are trending downward and are anticipated to continue to trend downward over the life of the community, JBGL will further investigate these communities and evaluate them for impairment.

For JBGL’s land development segment, JBGL performs a quarterly review for indicators of impairment for each project which involves projecting future lot sales based on executed contracts and comparing these revenues to projected costs. In determining the allocation of costs to a particular land parcel, JBGL relies on project budgets that are based on a variety of assumptions, including assumptions about schedules and future costs to be incurred. It is common that actual results differ from budgeted amounts for various reasons, including delays, increases in costs that have not been committed, unforeseen issues encountered during project development that fall outside the scope of existing contracts, or items that ultimately cost more or less than the budgeted amount. While the actual results for a particular project are accurately reported over time, a variance between the budget and actual costs could occur. To reduce the potential for such variances, JBGL applies procedures on a consistent basis, including assessing and revising project budgets on a periodic basis, obtaining commitments from subcontractors and vendors for future costs to be incurred and utilizing the most recent information available to estimate costs.

Each reporting period, JBGL performs a detailed budget and cash flow review of its real estate assets to determine whether the estimated remaining undiscounted future cash flows of the development are more or less than the asset’s carrying value. The undiscounted estimated cash flows are determined by projecting the remaining sales revenue from lot sales based on the contractual lot takedowns remaining or historical/projected home sales/delivery absorptions for home building operations and then comparing that to the remaining projected expenditures for development or home construction. Remaining projected expenditures are based on the most current pricing/bids received from subcontractors for current phases or homes under development. For future phases of land development, management uses its best judgment to project potential cost increases. Management has typically assumed 5 – 10% cost increases on future phases, assuming no bids have been received from subcontractors. When projecting sales revenue, management does not assume improvement in market conditions.

If the undiscounted cash flows are more than the asset’s carrying value, no impairment adjustment is required. However, if the undiscounted cash flows are less than the asset’s carrying value, the asset is deemed impaired and will be written down to fair value. These impairment evaluations require JBGL to make estimates and assumptions regarding future conditions, including timing and amounts of development costs and sales prices of real estate assets, to determine if expected future undiscounted cash flows will be sufficient to recover the asset’s carrying value.

JBGL did not note any indicators of impairment for any projects, and no impairment adjustments related to real estate inventories were recorded, for the nine months ended September 30, 2014 and 2013.

Earnest Money Deposits

JBGL accounts for variable interest entities in accordance with ASC Topic 810, Consolidation (“ASC 810”). Under ASC 810, an entity is a variable interest entity (“VIE”) when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights.

If an entity is deemed to be a VIE pursuant to ASC 810, an enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE. In accordance with ASC 810, JBGL performs ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE.

In the ordinary course of business, JBGL enters into land option agreements in order to procure land for the construction of homes in the future. Pursuant to these land option agreements, JBGL generally provides a deposit to the seller as consideration for the right to purchase land at different times in the future, usually at predetermined prices. Such contracts enable JBGL to defer acquiring portions of properties owned by third parties or unconsolidated entities until JBGL has determined whether and when to exercise its option, which reduces JBGL’s financial risks associated with long-term land holdings. Option deposits and pre-acquisition costs (such as environmental testing, surveys, engineering, and entitlement costs) are capitalized if the costs are directly identifiable with the land under option and acquisition of the property is probable. Such costs are reflected in other assets and are reclassified to inventory upon taking title to the land. JBGL writes off deposits and pre-acquisition costs when it becomes probable that JBGL will not go forward with the project or recover the capitalized costs. Such decisions take into consideration changes in local market conditions, the timing of required land takedowns, the availability and best use of necessary incremental capital, and other factors.

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Under ASC 810, a non-refundable deposit paid to an entity is deemed to be a variable interest that will absorb some or all of the entity’s expected losses if they occur and, as such, JBGL’s land option agreements are considered variable interests. JBGL’s land option agreement deposits, along with any related pre-acquisition costs, generally represent JBGL’s maximum exposure to the land seller if JBGL elects not to purchase the optioned property. Therefore, whenever JBGL enters into a land option or purchase contract with an entity and makes a non-refundable deposit, a VIE may have been created. However, JBGL generally has little control or influence over the operations of these VIEs due to JBGL’s lack of an equity interest in them. Additionally, creditors of the VIE typically have no recourse against JBGL, and JBGL does not provide financial or other support to these VIEs other than as stipulated in the land option agreements. In accordance with ASC 810, JBGL performs ongoing reassessments of whether JBGL is the primary beneficiary of a VIE. As a result of the foregoing, JBGL was not required to consolidate any VIE as of June 30, 2014, December 31, 2013 or 2012.

Income Taxes

Under existing provisions of the Internal Revenue Code, the income or loss of a limited liability company or a limited partnership is recognized by the individual members for federal income tax purposes. Accordingly, no provision for federal income tax has been provided for in the accompanying combined and consolidated financial statements.

With the exception of Texas, the states in which JBGL operates follow the federal “pass-through” taxation treatment. However, due to its presence in Texas, JBGL is subject to Texas margin tax.

JBGL has adopted the provisions of FASB ASC 740, Accounting for Uncertainty in Income Taxes. The guidance requires the assessment of tax positions taken or expected to be taken in the tax returns and to determine whether the tax positions are “more-likely-than-not” of being sustained upon examination by the applicable taxing authority. Tax positions deemed to meet the more-likely-than-not criteria would be recorded as a tax benefit or expense in the current year. JBGL is required to assess open tax years, as defined by the statute of limitations, for all major jurisdictions, including federal and certain states. Open tax years are those that are open for examination by taxing authorities. JBGL does not have any such examinations in progress. All tax positions taken related to JBGL, for which the statute of limitations remained open have been reviewed, and JBGL is of the opinion that material positions taken by it would more likely than not be sustained upon examination. Accordingly, JBGL has not recorded an income tax liability for uncertain tax positions. JBGL files state franchise tax returns, which remain open for examination for the previous five year period.

Related Party Transactions

See Note 3 to JBGL’s historical financial statements included in the Definitive Proxy Statement for a description of JBGL’s transactions with related parties.

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